Exhibit 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income Per Share

Primary Earnings Per Share

                                                     Three Months Ended                        Nine Months Ended
                                            -------------------------------------    --------------------------------------
                                              November 29,        November 30,         November 29,         November 30,
                                                  1997                1996                 1997                 1996
                                            -----------------    ----------------    -----------------    -----------------
Pro forma net income                          $       14,523       $       8,918       $       39,106       $       33,760
                                            =================    ================    =================    =================

Pro forma net income per share                $         0.10       $        0.07       $         0.29       $         0.26
                                            =================    ================    =================    =================

Weighted average shares outstanding                  130,675             123,530              129,122              120,791

Common Stock Equivalents:
       Stock options and warrants                      9,324               7,753                6,810                8,596
                                            -----------------    ----------------    -----------------    -----------------

Total weighted average shares outstanding            139,999             131,283              135,932              129,387
                                            =================    ================    =================    =================

Fully Diluted Earnings Per Share

Fully diluted earnings per share differs from primary earnings per share by less than 3%.